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                                                                 Exhibit 23(p)ii

                                Code of Ethics
                                      For
                       Investors Security Company, Inc.

Rule #17J-1 under the Investment Company Act of 1940

This Code of Ethics applies to all Access Persons of Investors Security Company, Inc. with respect to transactions and information pertaining to Old Dominion Investors Trust, Inc. (the "Trust")

It shall be unlawful for any Access Person (which includes all personnel of the Home Office of Investors Security Company, Inc.) to:

1.   Employ any device, scheme or artifice to defraud the Trust.

2. To make to the Trust untrue statements of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, to be not misleading;

3. Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

4.   Engage in any manipulative practice with respect to the Trust.

SPECIFICALLY:

A. No Access Person shall engage in personal securities transactions involving securities which are to be acquired by the Trust or involving securities which, although they have not yet been purchased or sold by the Trust, are being considered for purchase, or sale, until the next day after the Trust has completed its transactions.

B. No Access Person shall influence the Trust to purchase or sell any security which would allow such person to improperly gain personal benefit from such influence with the Trust. This might occur where Access Persons already own particular security and through their position of influence over the Trust, attempt to cause the Trust to purchase, sell or hold the same security.

C. All Access Persons will sign and date understanding of this Code of Ethics at least yearly. All trading done by employees must be cleared with the Chief Compliance Officer, by disclosing all outside accounts and a statement evidencing trading activities and by the Chief Compliance Officer, and by maintaining a record of the monthly statements of the employees accounts with Investors Security Company to ensure compliance.

D. All Access persons will be required to file the above referenced trading activity reports no later than the 10/th/ day after the end of each calendar quarter, specifically the 10/th/ business day after the end of March, June, September, and December.

Effective January 1, 2002